SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549


     FORM 8-K

     CURRENT REPORT


     Pursuant to Section 13 or 15(d) of
     the Securities Exchange Act of 1934



     Date of Report:    January 24, 1996
     (Date of earliest event reported)



                      SANTA BARBARA BANCORP
     (Exact Name of Registrant as specified in its charter)

                            California
     (State or other jurisdiction of incorporation)


      0-1113                           95-3673456
(Commissioner File Number)   (IRS Employer Identification No.)

    1021 Anacapa Street, Santa Barbara, California 93101
         (Address of principal executive offices)


                        (805) 564-6300
     (Registrant's telephone number, including area code)


                          Not Applicable
(Former name or former address, if changed since last report)





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No Exhibits or Exhibit Index

ITEM 5.     Other Events

          Stock Split

          On January 24, 1996, Registrant effected a three-for-two stock split by an amendment to its Articles of Incorporation filed with the California Secretary of State. The stock split was effective for shareholders of record as of January 24, 1996 (the "Record Date"). As a result of such stock split, every two shares of Registrant's Common Stock outstanding on the Record Date was converted into three shares of its Common Stock; provided that no fractional shares will be issued. In lieu of issuing fractional shares, Registrant will pay to each shareholder who otherwise would have received a fractional share, cash in an amount equal to product of $34.50 multiplied by the fraction of a share that otherwise would have been issued. The stock split did not increase the total authorized number of shares of Registrant's Common Stock.

          Effect on Stock Option Plans

          Registrant has in effect two (2) stock option plans, its Directors Stock Option Plan and its Restricted Stock Option Plan. In addition, there are outstanding options that were granted by Registrant under its Stock Option Plan, which options remain exercisable even though these plans have been terminated. As a consequence of the stock split, the number of shares of Common Stock of Registrant which have been reserved for issuance under Registrant's Directors Stock Option Plan has increased from 33,691 shares to 50,537 shares; under Registrant's Restricted Stock Option Plan has increased from 128,615 shares to 192,922 shares; and the total number of shares covered by outstanding options granted under Registrant's stock option plans has increased from 162,306 to 243,459 shares. Furthermore, as a result of the stock split, the option exercise price per-share for such outstanding options has been reduced proportionately.

          Effect on Employee Stock Ownership Plan

          Registrant also has an Employee Stock Ownership Plan ("ESOP"). Because of the stock split, the number of shares held in the ESOP has increased in proportion to the ratio of the split, from 546,758 shares to 820,137 shares, all of which shares have been allocated to individual participants' accounts under the ESOP. Sim-ilarly, the number of shares allocated under the ESOP to specific participant accounts has increased in proportion to the ratio of the split.


     SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SANTA BARBARA BANCORP
                               a California corporation


Date:                            By
                                 David W. Spainhour, President